UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 22, 2020

BANC OF CALIFORNIA, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-35522	04-3639825
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 MacArthur Place,	Santa Ana,	California	92707
(Address of principal executive offices)			(Zip Code)
Registrant’s telephone number, including area code: (855) 361-2262
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	BANC	New York Stock Exchange
Depositary Shares each representing a 1/40th Interest in a share of 7.375% Non-Cumulative Perpetual Preferred Stock, Series D	BANC PRD	New York Stock Exchange
Depositary Shares each representing a 1/40th Interest in a share of 7.00% Non-Cumulative Perpetual Preferred Stock, Series E	BANC PRE	New York Stock Exchange

Item 1.02 Termination of a Material Definitive Agreement.
On May 22, 2020, Banc of California, National Association (the “Bank”), a wholly owned subsidiary of Banc of California, Inc. (the “Company”), entered into an agreement (the “Termination Agreement”) to amend and terminate certain agreements that the Bank previously entered into with the Los Angeles Football Club (“LAFC”) on February 28, 2017 (the “LAFC Agreements”). Among other things, the LAFC Agreements granted the Bank the exclusive naming rights to the Banc of California Stadium, a soccer stadium of LAFC, as well as the right to be the official bank of LAFC. Pursuant to the LAFC Agreements, the Bank had agreed to pay LAFC $100 million over a period of 15 years, of which $15 million has been recognized as expense from January 1, 2018 through March 31, 2020. In addition to the stated contract amount of $100 million, the LAFC Agreements obligated the Bank to pay for other annual expenses, which have averaged approximately $500 thousand per year. The annual pre-tax expense related to the LAFC Agreements including the other expenses, has averaged approximately $7.2 million.
Under the Termination Agreement, the Bank and LAFC agreed to restructure their partnership to allow LAFC to expand its roster of sponsors and partners into categories that were previously exclusive to the Bank under the LAFC Agreements, and the Bank will step away from its naming-rights position on LAFC’s soccer stadium. The Bank will continue to serve as LAFC’s primary banking partner and remain as a partner on a number of other collaborations. As part of the Termination Agreement, the Bank agreed to pay LAFC a $20.1 million termination fee. The LAFC Agreements will be terminated effective as of 11:59 pm Pacific Time on December 31, 2020, unless otherwise terminated earlier by LAFC pursuant to the Termination Agreement (the “Termination Date”). The Bank will not have any continuing payment obligations to LAFC following the Termination Date. With respect to the remainder of 2020, the Company does not expect to have any additional payment obligations except in certain specified circumstances set forth in the Termination Agreement, which amount would not exceed $2.8 million.
The Company estimates the pre-tax impact from its entry into the Termination Agreement to be a one-time charge to operations of approximately $26 million in the second quarter of 2020. Such charge to operations includes the write-off of all or a portion of a prepaid advertising asset. The ultimate impact of this transaction is subject to final accounting for the Termination Agreement. As a result of the Termination Agreement, the Bank estimates an aggregate pre-tax cost savings of approximately $87 million, or approximately $7 million per year, over the remaining 12 ½ year life of the LAFC Agreements.
Forward-Looking Statements
This Current Report on Form 8-K includes forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by the Company with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and the Company undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
99.1Banc of California, Inc. Press Release dated May 26, 2020.
104    Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANC OF CALIFORNIA, INC.
May 26, 2020

/s/ Lynn M. Hopkins
Lynn M. Hopkins
Executive Vice President and Chief Financial Officer